Exhibit No. 5

August 21, 2012

Fidelity Southern Corporation

3490 Piedmont Road NE, Suite 1550

Atlanta, Georgia 30305

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Fidelity Southern Corporation (“Fidelity”), a Georgia corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 2,750,000 shares of Fidelity’s common stock, no par value (the “Shares”), to be offered under Fidelity’s Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Plan, (b) Fidelity’s Articles of Incorporation and Bylaws, filed as Exhibits to the Registration Statement and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of Fidelity and have not sought to independently verify such matters

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of Fidelity in connection with the matters addressed herein.

Our opinions expressed above are limited to federal and Georgia law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, we hereby consent to the use of this opinion in the related Section 10(a) Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

/s/ Jackie G. Prester
Jackie G. Prester, Authorized Representative